Exhibit 23(m)(4)(b)

Merrill Lynch, Pierce, Fenner & Smith Incorporated

SUPPLEMENTAL FUND SERVICES AGREEMENT

This Supplemental Fund Services Agreement (this “Agreement”) is made and entered into as of November 22, 2006, by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and J.& W. Seligman & Co. Incorporated (“JWS”), Seligman Advisors, Inc (“Fund Provider”) and Seligman Data Corp. (the “Fund Shareholder Agent”).

1. Purpose of the Agreement.

(a) Merrill Lynch and the Fund Provider (or their predecessors) have entered into a Selected Dealer Agreement dated September 22, 1997 (the “Service Agreement”) and a Financial Services Agreement dated on or about October, 2006. This Agreement is intended to supplement the Service Agreement and replace the existing Supplemental Fund Services Agreement dated February 1, 2003, as amended December 1, 2005; accordingly, except as otherwise specified herein, the Service Agreement, as in effect at the time in question, will continue to govern the conduct of business between Merrill Lynch and Fund Provider in regard to the matters set forth herein.

(b) Merrill Lynch provides recordkeeping and investment related services to certain employee benefit plans (collectively referred to as “Plans” and individually as a “Plan”) pursuant to the arrangements described in Section 2. The Plans wish to invest in certain open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) identified in Attachment A hereto, for which the Fund Provider is the distribution coordinator (collectively referred to as the “Funds” and individually as the “Fund”). For the convenience of the Plans, Merrill Lynch is the record owner of the shares of the Fund(s) and maintains such ownership interests through an omnibus account (“Omnibus Account”) established for each Fund pursuant to the Service Agreement. This Omnibus Account represents the aggregate number of shares of the Funds held by the Plans and all other Merrill Lynch customers at any given time. Merrill Lynch or other recordkeepers (“TPAs”) track the beneficial ownership of such shares, distribute dividends and shareholder information, and perform other services pursuant to agreements with or for the benefit of the Plans as described in Section 3. The Funds and Fund Provider receive a direct benefit from the services performed by Merrill Lynch and the TPAs. The provisions of this Agreement are intended (i) to facilitate the investment of Plan assets in shares of the Fund(s) and (ii) to define the responsibilities of Merrill Lynch and Fund Provider relating to the services described in Section 3.

2. Designation of Servicing Arrangements.

(a) Merrill Lynch provides recordkeeping services for participant (“Participant”) interests in defined contribution Plans and performs such services directly through a proprietary recordkeeping system that is linked to a Merrill Lynch securities account (“ML Recordkeeping Arrangements”).

(b) Merrill Lynch has entered into arrangements with selected TPAs to: (i) offer co-branded defined contribution recordkeeping products that are linked to a Merrill Lynch securities account and sold by Merrill Lynch Financial Advisers (“ML Connect Arrangements”), and (ii) provide investment services to defined contribution plans as to which the TPA provides recordkeeping services and maintains a direct trading link with Merrill Lynch (“TPA Recordkeeping Arrangements”).

(c) Merrill Lynch provides investment services to certain Plans and Plan Participants, other than the Plans described in the preceding Sections 2(a) and 2(b), (“Investment Only Arrangements”).

3. Services to Plans.

(a) The servicing arrangements described in Section 2(a) (ML Recordkeeping Arrangements) and Section 2(b) (ML Connect Arrangements and TPA Recordkeeping Arrangements), provide that the following services will be performed for and on behalf of the Plans:

(i) Merrill Lynch will maintain separate records for each Plan which offers the Fund(s) as investment options to Participants under the Plan, and Plan records, sufficient to identify shares purchased and redeemed and share balances for each Participant, will be maintained by the recordkeeper.

(ii) Merrill Lynch will maintain an Omnibus Account with the transfer agent of each Fund and execute transactions on behalf of the Plans through such Omnibus Account.

(iii) Merrill Lynch will disburse or credit to the Plans all proceeds of redemptions of shares of the Fund(s) and all dividends and other distributions not reinvested in shares of the Fund(s), as applicable.

(iv) Merrill Lynch will prepare and transmit to the relevant employer or plan sponsor periodic statements showing the total number of shares owned by the Plan as of the statement closing date, purchases and redemptions of Fund shares by the Plan during the period covered by the statement and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Fund shares).

(v) Merrill Lynch will transmit to the Fund Shareholder Agent or other person as may be designated by the Fund Provider, purchase and redemption orders on behalf of the Plans in accordance with the procedures set forth in Section 4(b)(i) below.

(b) The servicing arrangements described in Section 2(c) (Investment Only Arrangements), provide that the following services will be performed for and on behalf of the Plans:

(i) Merrill Lynch will maintain separate records for each Plan that offers the Fund(s), including records of shares purchased and redeemed and share balances for each Plan and each Participant who maintains a separate Merrill Lynch securities account.

(ii) Merrill Lynch will maintain an Omnibus Account with the transfer agent of each Fund and execute transactions on behalf of the Plans through such Omnibus Account.

(iii) Merrill Lynch will disburse or credit to the Plans or Participant accounts as appropriate all proceeds of redemptions of shares of the Fund(s) and all dividends and other distributions not reinvested in shares of the Fund(s), as applicable.

(iv) Merrill Lynch will prepare and transmit to the employer sponsor or account holder periodic statements showing the total number of shares owned as of the statement closing date, purchases and redemptions of Fund shares during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares).

(v) Merrill Lynch will transmit to the Fund Shareholder Agent or other person as may be designated by the Fund Provider, purchase and redemption orders on behalf of the Plans in accordance with the procedures set forth in Section 4(b)(ii) (specifically excluding for purposes of this Section 3(b), the provisions of Section 4(b)(i) herein).

4. Procedures for Purchases and Redemptions of Fund Shares.

(a) On each day the New York Stock Exchange is open for business (“Business Day”) Merrill Lynch or its agent may receive instructions from Participants for the purchase, redemption and exchange of shares of the Funds. Instructions received after the close of the New York Stock Exchange (“Close of Trading”) on any Business Day will be treated as if received on the next following Business Day.

(b) All Plan transactions in Fund shares shall be executed through the Omnibus Accounts and in accordance with the following provisions applicable to the arrangements described in Section 2.

(i) In respect of transactions executed pursuant to an arrangement described in Section 2(a) (ML Recordkeeping Arrangements) and Section 2(b) (ML Connect Arrangements and TPA Recordkeeping Arrangements), by 11:00 a.m. Eastern Time (“ET”) on the next Business Day following receipt of such instructions

(the “Cut-off Time”), Merrill Lynch will provide to the Fund Shareholder Agent or other person designated by Fund Provider via the NSCC Defined Contribution Platform (which utilizes the “as of” record layout within Fund/SERV) one or more files detailing the instructions received with respect to each Plan prior to the Close of Trading on the prior Business Day for each of the Funds. If for any reason Merrill Lynch is unable to transmit the file(s) with respect to any Business Day, Merrill Lynch will notify the Fund Shareholder Agent or other person designated by the Fund Provider by the Cut-off Time on the next following Business Day.

(ii) In respect of transactions executed pursuant to an arrangement described in Section 2(c) (Investment Only Arrangements), Merrill Lynch will provide to the Fund Shareholder Agent via the NSCC Fund/SERV Platform one or more files detailing the instructions received by Merrill Lynch with respect to each Plan prior to the Close of Trading on the Business Day for each of the Funds; provided however, such instructions shall be received by the Fund Shareholder Agent or other person designated by the Fund Provider no later than the Cut-off Time on the next following Business Day.

(c) Except as otherwise provided in this Agreement, the purchase and redemption transactions contemplated hereunder shall be executed at prices and pursuant to procedures established in accordance with the provisions of the Service Agreement.

(d) Notwithstanding anything to the contrary in the Service Agreement, by 6:30 p.m. ET on each Business Day, the Fund Provider will provide or cause to be provided to Merrill Lynch by means of the NSCC Profile, (i) the Fund’s net asset value at the Close of Trading, (ii) in the case of income Funds, the daily accrual or interest rate factor (mil rate) and (iii) when applicable, the record date, ex-dividend date and payable date information for dividends and capital gains. In lieu of transmitting this information through the NSCC Profile, the Fund Provider may provide or cause to be provided such information through an alternative channel acceptable to Merrill Lynch.

(e) Notwithstanding any provision of the Service Agreement to the contrary, for purchase and redemption instructions with respect to any Fund, Merrill Lynch and the Fund Shareholder Agent or other person designated by Fund Provider will settle the purchase and redemption transactions referred to in Section 4(b) above, via the NSCC Fund/SERV settlement process on the next Business Day following the effective trade date. The Fund Shareholder Agent or other person designated by Fund Provider will provide to Merrill Lynch a daily transmission of positions and trading activity taking place in the Omnibus Accounts using the proprietary Inventory Control System (“ICS”).

5. Transactions in the Funds.

(a) Fund Shares Notwithstanding anything to the contrary contained in the Service Agreement, the Fund Provider will make available to the Plans a class of shares that (i) are eligible for purchase at net asset value and (ii) are not subject to a contingent deferred sales charge, redemption fee or exchange fee. The form of payment of dividends and capital gains distributions for these shares will be determined in accordance with Merrill Lynch’s operational procedures in effect at the time of the payment of such dividend or distribution. All Plan transactions in the Fund shares shall be executed through the Omnibus Accounts.

(b) Merrill Lynch Recordkept Plans Merrill Lynch agrees to cooperate with Fund Provider’s efforts to identify plan participant (“Shareholder”) transaction activity that may violate Fund Provider’s policies established for the purpose of eliminating or reducing any dilution in the value of Fund shares (“Fund Policies”). To that end, Merrill Lynch agrees to promptly respond to inquiries from Fund Shareholder Agent or other person designated by Fund Provider regarding Shareholder transaction activity with respect to shares held through a plan arrangement described in Section 2(a) (ML Recordkept Arrangements). Merrill Lynch’s response to such inquiries will include the amount and dates of the Shareholder purchase, redemption, transfer, and exchange activity in a format consistent with its established procedures. In the normal course, Merrill Lynch’s response to such inquiries will not include confidential plan or participant information in order to minimize the risk of misuse or inadvertent disclosure to unauthorized persons. Upon written request of Fund Shareholder Agent or other person designated by Fund Provider, Merrill Lynch will promptly provide confidential plan and participant information, including the participant’s taxpayer identification numbers (“Confidential Customer Information”). Communications to and from Merrill Lynch that includes Confidential Customer Information, as well as procedures for maintaining custody of such information will meet the requirements set forth in Section 14(c). Any change in the requirements in Section 14(c) or Merrill Lynch’s procedures for responding to requests for information hereunder will become effective following reasonable notice to Fund Shareholder Agent and Fund Provider.

(c) Fund Transaction Restrictions Merrill Lynch agrees to execute promptly reasonable instructions from the Fund Shareholder Agent or other person designated by Fund Provider to restrict or prohibit further share purchases or exchanges in plan arrangements described in Section 2(a) (ML Recordkept Arrangements) for Shareholders or participants who violate Fund Policies. Such instructions shall be in a form and pursuant to procedures that are consistent with Merrill Lynch’s capabilities as described in Attachment E. Any change in these procedures or capabilities will become effective following reasonable notice to Fund Provider.

(d) Other Recordkeeping Arrangements In regard to plan arrangements described in Section 2(b) (ML Connect Arrangements and TPA Recordkeeping Arrangements) and Section 2(c) (Investment Only Arrangements), Fund Provider acknowledges that Merrill Lynch does not have direct access or control over Shareholder transaction information for such plans. Merrill Lynch will make reasonable efforts to facilitate Fund Shareholder Agent or other person designated by Fund Provider identifying and entering into contractual arrangements with the parties that maintain custody and control over such Shareholder or participant transaction records, including Client Confidential Information, to (i) provide promptly information with respect to Shareholder or participant transaction activity including Client Confidential Information and (ii) implement Shareholder or participant transaction restrictions where directed by Fund Shareholder Agent or other person designated by Fund Provider.

6. Redemption Fees and Participant Transaction Restrictions

(a) Merrill Lynch Recordkept Plans Merrill Lynch has a limited capability to assess, collect and remit redemption fees with respect to certain Shareholder transactions in plans described in Section 2(a) (ML Recordkeeping Arrangements) pursuant to the methodology described in Attachment D. Fund Provider may elect to utilize that capability with respect to some or all of the Funds subject to this Agreement, in lieu of the redemption fee requirements set forth in the applicable prospectus. Such election shall be made by formal notification pursuant to procedures adopted by Merrill Lynch.

(b) Other Recordkeeping Arrangements Merrill Lynch does not have timely access to confidential participant transaction data for plan arrangements described in Section 2(b) (ML Connect Arrangements and TPA Recordkeeping Arrangements) and Section 2(c) (Investment Only Arrangements). Accordingly, Merrill Lynch is unable to assess, collect and remit redemption fees with respect to participant transactions in those plan arrangements. Even though it lacks the capacity to implement redemption fees with respect to participant transactions in those plan arrangements, Merrill Lynch will, at the direction of the Fund Shareholder Agent or other person designated by Fund Provider, assess, collect and remit redemption fees on transactions at the plan account level for those plan arrangements. Fund Provider may elect to utilize this plan level redemption fee in lieu of any redemption fee requirement set forth in the applicable prospectus. Any such election shall be made by formal notification pursuant to procedures adopted by Merrill Lynch.

(c) Participant Transaction Restrictions Merrill Lynch has a limited capability to restrict the frequency of participant transactions in plans described in Section 2(a) (ML Recordkeeping Arrangements) by imposing time based limitations on purchase and redemption activity as described in Attachment E. Fund Provider or Fund Shareholder Agent may elect to utilize that capability with respect to some or all of the Funds subject to this Agreement. Such election shall be made by formal notification pursuant to procedures adopted by Merrill Lynch.

7. Disclosures to Plans and Plan Participants.

To the extent required by law, including, without limitation, the Securities Exchange Act of 1934 (“Exchange Act”), the rules of the NASD, and related rules, each party agrees to provide applicable disclosures regarding the services provided pursuant to this Agreement. Without limiting the foregoing, Merrill Lynch agrees to provide such point of sale disclosure documents regarding this Agreement and the Fees as are consistent with then-current legal requirements.

8. Representations of the Parties.

(a) Each party hereby severally, and not jointly, represents and covenants that:

(i) neither its execution of Agreement nor its performance of its obligations hereunder shall cause a material breach of, or be in material conflict with, any other agreement or obligation of the party or any law or regulation applicable to the party;

(ii) it will not directly or indirectly offer, solicit or knowingly accept compensation for promoting or selling Fund shares in the form of commission on brokerage transactions directed by Fund Provider or any related person;

(iii) it will not offer or knowingly accept compensation for promoting or selling Fund shares in the form of remuneration received by any other broker-dealer from Fund Provider or any related person that has executed portfolio securities transactions for that Fund, Fund Provider or a related person; and

(iv) it has not entered into any agreement with or on behalf of any Fund or the Fund Provider pursuant to which that Fund or any affiliate is expected to direct brokerage commissions to any party to compensate that party for promoting or selling Fund shares.

(b) Merrill Lynch represents and covenants that (i) all trading in Class I shares shall, unless otherwise agreed to by the Fund Shareholder Agent, be conducted using NSCC level 3 (with no more than one account per Plan); (ii) each Plan investing in Class I shares shall meet the eligibility requirements for investing in Class I shares as disclosed in the Fund’s current prospectus, which shall include for this purpose, Class I shares purchased by a Plan that meets the following criteria: the plan must have at least $50 million in assets; and (iii) Merrill Lynch shall provide prior written notice to Fund Provider of any change in Merrill Lynch’s eligibility requirements for Class I shares.

9. Fund Information.

(a) The Fund Provider will provide (or cause to be provided) to Merrill Lynch the information set forth in Attachment B hereto. In addition, notwithstanding anything contained in the Service Agreement to the contrary, the Fund Provider hereby agrees that

Merrill Lynch may use such information in communications prepared for the Plans, including, but not limited to, Participant enrollment and other communications materials and voice response systems, as well as proposals prepared and submitted by Merrill Lynch to sponsors of employee benefit plans or their representatives who have expressed interest in Merrill Lynch’s employee benefit plan recordkeeping or other services. The Fund Provider will provide timely notification to Merrill Lynch of any change to the information described in part I of Attachment B, including without limitation any change to the CUSIP number or symbol designation of a Fund. Such notification shall be given to Merrill Lynch as soon as practicable prior to the effective date of the change; provided however that if such notification is not given at least ten (10) Business Days prior to the effective date of the change, the effect of the change with respect to transactions by the Plans in any affected Fund shall be delayed for a reasonable time following notification hereunder but not more than ten (10) Business Days.

(b) Notwithstanding anything to the contrary in the Service Agreement, upon request, the Fund Provider will provide Merrill Lynch with prospectuses, proxy materials, financial statements, reports and other materials relating to each Fund in sufficient quantity for each Participant invested in the Fund.

(c) With the exception of (i) listings of product offerings; (ii) materials in the public domain (e.g., magazine articles and trade publications); and (iii) materials used on an internal basis only, Merrill Lynch agrees not to furnish or cause to be furnished to any third parties or to display publicly or publish any information or materials relating to the Funds, except such materials and information as may be distributed to Merrill Lynch by Fund Provider or approved for distribution by Fund Provider upon Merrill Lynch’s request.

10. Compensation.

(a) Notwithstanding anything to the contrary in the Service Agreement, with respect to Fund shares purchased for each Plan pursuant to this Agreement, the Fund Provider will pay Merrill Lynch fees as set forth in Attachment C hereto, as may be amended from time to time pursuant to Section 18, except that the Fund Shareholder Agent and not the Fund Provider shall pay the fees stated in Section 1(Processing Fee) of Part II of Attachment C and provided that certain of the Funds have adopted or may, in the future, adopt a plan (the “12b-1 Plan”) pursuant to Rule 12b-1 under the 1940 Act. Merrill Lynch acknowledges that Fund Provider intends that the fees set forth in Section 3 (Distribution Fee) of Part II of Attachment C will be paid pursuant to the Rule 12b-1 Plan (the “12b-1 Fees”).

In addition, the payment of these Distribution Fees from the 12b-1 Plan shall (a) remain in effect, with respect to a Fund, only so long as such continuance is specially approved at least annually by a vote of the board of directors or trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (referred to herein as “Independent Directors”) and have no direct or indirect financial interest in the operation of the 12b-1 Plan adopted by such Fund or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval; (b) be terminable, without penalty, at any time by such Fund by a vote of a majority of the Independent Directors or by vote of a majority of the voting securities (as such term is defined in the 1940 Act) of such Fund upon 60 days written notice to Merrill Lynch or (c) automatically terminate in the event of assignment of this Agreement. In the event that a Fund terminates a 12 b-1 Plan and ceases to pay the Distribution Fees, JWS shall pay Merrill Lynch out of its own resources such fees (calculated as provided in Attachment C) with respect to each Fund, provided that Merrill Lynch would have been entitled to such fees under the Agreement in the absence of such termination.

The fees payable under this Section 10 will be in lieu of any fees which might otherwise be payable under the Service Agreement or the Financial Services Agreement dated on or about October 2006. For the purpose of computing payments to Merrill Lynch under this Section 10 with respect to the Plans, the average daily amount invested by the Plans in a Fund for any calendar month will be computed by totaling the Plans’ aggregate investment (share net asset value multiplied by total number of shares of the Fund held by the Plans) on each Business Day during the month and dividing by the total number of Business Days during such month. Merrill Lynch will calculate the amount of any fee to be paid with respect to the Plans hereunder at the end of each calendar quarter and payment will be due within 30 days of receipt by the Fund Provider or Fund Shareholder Agent, as the case may be, of Merrill Lynch’s invoice for such fees.

(b) Notwithstanding any provision herein to the contrary, the Fund Provider shall not be obligated to make any payments under this Agreement that exceed the maximum amounts permitted under any applicable rule or regulation, including any rule promulgated by the NASD (the “Applicable Limitations”). Merrill Lynch agrees that any amount due under this Agreement that the Fund Provider determines to be in excess of the Applicable Limitations may be paid by another entity designated by Fund Provider (an “Alternative Payer”). Any decision to designate an Alternative Payer shall be within the sole discretion of Fund Provider, subject to the consent of Merrill Lynch, which consent will not be unreasonably withheld. Fund Provider agrees that: (i) Merrill Lynch may submit a single bill for monies owed under this Agreement, (ii) Fund Provider shall be solely responsible to ensure that any Applicable Limitations are not exceeded, and (iii) Fund Provider shall be responsible to ensure that any Alternative Payer discharges its obligations consistent with the provisions of this Agreement.

(c) The parties hereto agree that the payments to Merrill Lynch under this Section 10 do not constitute payment in any manner for investment advisory services.

11. Use of Names.

Except as otherwise expressly provided for in this Agreement, neither party will use the name or logo (or any variation thereof) or any tradename or service mark of the other party without such other party’s prior written consent, which consent may be unreasonably withheld.

12. Termination.

Either party may terminate this Agreement upon 90 days’ prior written notice to the other parties; provided that the Fund Provider reserves the right to suspend sales or to withdraw the offering of shares of the Funds, as more fully set forth in the Service Agreement. Notwithstanding the foregoing, this Agreement will be terminated immediately upon a material breach by a party, which is not cured within 30 days after notice from the non-breaching party. In the event this Agreement is terminated, the parties will be obligated to fulfill their responsibilities (including under Sections 3, 4, 5, 6, 7, 8 and 10) under the Agreement with respect to any shares of the Funds held under Plans for which Merrill Lynch provides recordkeeping services as of the date of such termination, until and including the earlier of the date that Merrill Lynch ceases to provide recordkeeping services for such Plan or two years after termination of the Agreement.

13. Non-Exclusivity.

Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

14. Confidentiality.

(a) Each party will treat confidentially, by not disclosing to unaffiliated persons, all information and documentation provided by the other party relating to any Plan (including the identity of the Plan and information regarding the Participants) except (i) to the Trustee of the Plan, any administrator of the Plan or any person as may be necessary in connection with the proper operation of this Agreement, (ii) in connection with an audit or regulatory examination, or (iii) as may otherwise be legally required.

(b) Each party will use information and data back-up procedures and information security so as to reasonably insure that the other party’s confidential and/or proprietary information and data is not lost, modified, altered, or disclosed to any other party nor accessed by any third party without the other party’s prior written approval, except as provided by the terms and conditions of this Agreement. Each party shall monitor, evaluate and adjust its information security systems and procedures in response to relevant changes in technology, and internal and external threats to information security and will maintain its information security program to conform with the applicable regulations promulgated pursuant to The Gramm-Leach-Bliley Act (15 U.S.C. 6801 and 6805).

(c) Without limiting the generality of the foregoing, Fund Provider and Fund Shareholder Agent shall, in the case of Confidential Customer Information, transmit and maintain custody and control of Confidential Customer Information in accordance with the following requirements:

(i) Transmit all Confidential Customer Information specific information via some mechanism other than a Web browser, using a Merrill Lynch approved encryption algorithm.

(ii) Maintain all workstations, servers, and network equipment with access to Confidential Customer Information in secure facilities owned, operated, or contracted for by Fund Provider or Fund Shareholder Agent, as the case may be.

(iii) Limit access to these secure facilities to authorized staff members and agents with job-related needs.

(iv) Monitor access to these secure facilities through the use of security guards, surveillance cameras, authorized entry systems, or similar methods capable of recording entry and exit information.

(v) Maintain all backup and archival media containing Confidential Customer Information in secure, environmentally-controlled storage areas owned, operated, or contracted for by Fund Provider or Fund Shareholder Agent, as the case may be.

(vi) Limit access to Confidential Customer Information held in backup and archival media storage areas and contents to authorized staff members and agents with job-related needs.

15. Indemnification

(a) The Fund Provider will defend (subject to subsection (b) below), indemnify and hold harmless Merrill Lynch and its affiliates, and their officers, directors and employees (each a “Merrill Lynch Indemnitee”) against any losses, claims, damages (excluding consequential damages), liabilities and expenses (including reasonable costs of investigation and attorney’s fees (collectively, “Losses”)), to which a Merrill Lynch Indemnitee may become subject to the extent that such Losses (or actions with respect thereto) arise out of or are based on the negligence of the Fund Provider, except and solely to the extent that any such Losses are caused, or contributed to by, a Merrill Lynch Indemnitee’s negligence or willful misconduct.

(b) In the event that Merrill Lynch seeks indemnification under this Section 15, Merrill Lynch will, promptly after receipt of notice of the commencement of any action, suit or proceeding against it, give written notice of the commencement of such action, suit or proceeding to the Fund Provider, but an omission so to notify the Fund Provider will not relieve the Fund Provider from any indemnification obligation it may otherwise have. In case such notice of any such action is so given, the Fund Provider will be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of such action, in which event such defense will be conducted by counsel (satisfactory to Merrill Lynch) chosen by the Fund Provider; provided, however, that the Fund Provider will not have the right to assume the defense of any action in which the named parties (including any implied parties) include both the Fund Provider and Merrill Lynch and in which counsel to either the Fund Provider or Merrill Lynch has advised that there may be legal defense available to Merrill Lynch which are different from or in addition to those available to the Fund Provider. If the Fund Provider does not elect to assume the defense of such action and in cases where separate counsel is retained because of the availability of different defenses, the Fund Provider will reimburse Merrill Lynch for the reasonable fees and expenses of any counsel retained by Merrill Lynch. Payment (other than the reimbursement of Merrill Lynch’s legal and other related fees and expense, which will be payable to Merrill Lynch upon the Fund Provider’s receipt of Merrill Lynch’s bill related thereto) will be made upon any final determination of liability resulting from such claim or misstatement or omission by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such claim. In any action in which the Fund Provider has elected to assume the defense, Merrill Lynch will bear the fees and expense of any additional counsel it retains, unless the Fund Provider or Merrill Lunch has retained separate counsel because those are legal defense available to one of them which are different from or in addition to those available to the other, in which case the Fund Provider will bear the fees and expenses of Merrill Lynch’s counsel as well.

(c) Merrill Lynch will defend (subject to subsection (d) below), indemnify and hold harmless the Fund Provider, the Fund Shareholder Agent and their affiliates and their respective officers, directors and employees (each a “Fund Provider Indemnitee”) against any losses, claims, damages (excluding any consequential damages), liabilities and expenses (including reasonable attorney’s fees) arising out of Merrill Lynch’s negligence, except and solely to the extent that any such losses are caused, or contributed to by, a Fund Provider Indemnitee’s negligence or willful misconduct.

(d) In the event that either the Fund Provider or Fund Shareholder Agent seeks indemnification under this Section 15, the provisions of Section 15(b) above shall apply, but substituting the term “Fund Provider” for “Merrill Lynch” and the term “Merrill Lynch” for “Fund Provider” or “Fund Shareholder Agent”, as the case may be, whenever those terms appear in that Section.

16. Arbitration

If a dispute arises between the parties hereto with respect to this Agreement which the parties are unable to resolve themselves, it will be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure (the “NASD Code”). The parties agree that, to the extent permitted by the NASD Code, the arbitrator(s) will be selected from the securities industry.

17. Entire Agreement.

Except as otherwise provided in Section 1 herein, this Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to transactions in the Funds by Plans, subject to the arrangements described in Section 2 herein, and this Agreement supercedes all previous agreements, written or oral, with respect to such matters.

18. Amendment.

Notwithstanding the Service Agreement to the contrary, this Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

19. Notices.

Notwithstanding any provision of the Service Agreement to the contrary, for purposes of this Agreement all communications to be sent to Merrill Lynch will be sent to: Merrill Lynch, Pierce, Fenner & Smith Incorporated, 1400 Merrill Lynch Drive, Mail Stop 0404, Pennington, New Jersey 08534; Attention: Investment Alliances Group, Merrill Lynch Retirement Group. Notwithstanding any provision of the Service Agreement to the contrary, for purposes of this Agreement, all communications to be sent to Fund Provider or Fund Shareholder Agent shall be sent to the address indicated below.

20. Survival.

The provisions of Sections 8, 11, 14, 15 and 16 will survive termination of this Agreement.

IN WITNESS WHEREOF, the Fund Provider and Merrill Lynch have each caused this Agreement to be executed in its corporate name by its duly authorized officer, as of the date set forth above.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED	SELIGMAN ADVISORS, INC

By:	By:

Print Name:	Print Name:	Charles W. Kadlec

Title:	Title:	President

Address for Notice:

100 Park Ave
New York, NY 10017
Contact Person: Head of Retirement Planning
Phone: 212-850-1864
FAX: 212-922-5740

SELIGMAN DATA CORP

By:
Print Name:	Joseph Sczyrek
Title:	Vice President

Address for Notice (if applicable):

100 Park Ave
New York, NY 10017
Contact Person: President
Phone: 212-850-1864
FAX: 212-922-5740

J.&W. SELIGMAN & CO. INCORPORATED

By:
Print Name:	Charles W. Kadlec
Title:	Managing Director

ATTACHMENT A

List of Funds

Class A	Fund Name	Symbol	CUSIP
	Seligman Capital Fund.	SCFIX	816326102
	Seligman Common Stock Fund	SCSFX	816332308
	Seligman Growth Fund	SGRFX	816335103
	Seligman Frontier Fund	SLFRX	816334106
	Seligman Income & Growth Fund	SINFX	816338107
	Seligman Large-Cap Value Fund	SLVAX	816356109
	Seligman Smaller-Cap Value Fund	SSCVX	816356406
	Seligman Cash Management Fund	SCMXX	816329106
	Seligman LaSalle Monthly Div Real Estate Fund	SREAX	81633W104
	Seligman Communications & Info Fund	SLMCX	816333108
	Seligman Global Smaller Co. Fund	SHGAX	81633C207
	Seligman International Growth Fund	SHIFX	81633C108
	Seligman Global Technology Fund	SHGTX	81633C504
	Seligman Global Growth Fund	SHGOX	81633C884
	Seligman Emerging Markets Fund	SHEMX	81633C702
	Seligman Core Fixed Income Fund	SIVAX	81633Q107
	U.S. Government Securities Fund	SUSGX	816336101
	High-Yield Bond Fund	SHYBX	816336309
	Time Horizon 30 Fund	STHAX	816352108
	Time Horizon 20 Fund	SATWX	816352504
	Time Horizon 10 Fund	SANAX	816352819
	Harvester Fund	SATVX	816352850
	TargETFund Core	SHVAX	81634T845
	TargETFund 2015	STJAX	81634T704
	TargETFund 2025	STKAX	81634T100
	TargETFund 2035	STZAX	81634T712
	TargETFund 2045	STQAX	81634T779

Class B	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SLCBX	816326300
	Seligman Common Stock Fund	SBCSX	816332308
	Seligman Growth Fund	SGBTX	816335301
	Seligman Frontier Fund	SLFBX	816334304
	Seligman Income & Growth Fund	SIBBX	816338305
	Seligman Large-Cap Value Fund	SLVBX	816356208
	Seligman Smaller-Cap Value Fund	SSCBX	816356505
	Seligman Cash Management Fund	SCBXX	816329403
	Seligman LaSalle Monthly Div Real Estate Fund	SREBX	81633W203
	Seligman Communications & Info Fund	SLMBX	816333306
	Seligman Global Smaller Co. Fund	SHGBX	81633C850
	Seligman International Growth Fund	SHBIX	81633C835
	Seligman Global Technology Fund	SHTBX	81633C843

	Seligman Global Growth Fund	SHOBX	81633C868
	Seligman Emerging Markets Fund	SHEBX	81633C827
	Seligman Core Fixed Income Fund	SIVBX	81633Q206
	U.S. Government Securities Fund	SXGMX	816336705
	High-Yield Bond Fund	SBBHX	816336606
	Time Horizon 30 Fund	SBTHX	816352207
	Time Horizon 20 Fund	STWBX	816352603
	Time Horizon 10 Fund	SANBX	816352827
	Harvester Fund	STVBX	816352868

Class C	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SCLCX	816326409
	Seligman Common Stock Fund	SCKCX	816332407
	Seligman Growth Fund	SGRCX	816335400
	Seligman Frontier Fund	SLFCX	816334403
	Seligman Income & Growth Fund	SIMCX	816338404
	Seligman Large-Cap Value Fund	SVLCX	816356703
	Seligman Smaller-Cap Value Fund	SVMCX	816356802
	Seligman Cash Management Fund	SMCXX	816329502
	LaSalle Monthly Div Real Estate Fund	SRECX	81633W302
	Seligman Communications & Info Fund	SCICX	816333405
	Seligman Global Smaller Co. Fund	SHGCX	81633C744
	Seligman International Growth Fund	SITCX	81633C777
	Seligman Global Technology Fund	SHTCX	81633C736
	Seligman Global Growth Fund	SHOCX	81633C751
	Seligman Emerging Markets Fund	SHECX	81633C769
	Seligman Core Fixed Income Fund	SIVCX	81633Q305
	U.S. Government Securities Fund	SGVCX	816336887
	High-Yield Bond Fund	SHCCX	816336804
	Time Horizon 30 Fund	STHCX	816352306
	Time Horizon 20 Fund	STWCX	816352702
	Time Horizon 10 Fund	STNCX	816352835
	Harvester Fund	STVCX	816352876
	TargETFund Core	SHVCX	81634T829
	TargETFund 2015	STJCX	81634T886
	TargETFund 2025	STKCX	81634T308
	TargETFund 2035	STZCX	81634T688
	TargETFund 2045	STQCX	81634T753

Class D	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SLCDX	816326201
	Seligman Common Stock Fund	SCSDX	816332209
	Seligman Growth Fund	SGRDX	816335202
	Seligman Frontier Fund	SLFDX	816334205
	Seligman Income & Growth Fund	SINDX	816338206
	Seligman Large-Cap Value Fund	SLVDX	816356307
	Seligman Smaller-Cap Value Fund	SSVDX	816356604
	Seligman Cash Management Fund	SCDXX	816329304
	LaSalle Monthly Div Real Estate Fund	SREDX	81633W401
	Seligman Communications & Info Fund	SLMDX	816333207

	Seligman Global Smaller Co. Fund	SHGDX	81633C306
	Seligman International Growth Fund	SHIDX	81633C405
	Seligman Global Technology Fund	SHTDX	81633C603
	Seligman Global Growth Fund	SHODX	81633C876
	Seligman Emerging Markets Fund	SHEDX	81633C801
	Seligman Core Fixed Income Fund	SIVDX	81633Q404
	U.S. Government Securities Fund	SUSDX	816336507
	High-Yield Bond Fund	SHYDX	816336408
	Time Horizon 30 Fund	STHDX	816352405
	Time Horizon 20 Fund	STWDX	816352801
	Time Horizon 10 Fund	STNDX	816352843
	Harvester Fund	STVDX	816352884
	TargETFund Core	SHVDX	81634T811
	TargETFund 2015	STJDX	81634T878
	TargETFund 2025	STKDX	81634T407
	TargETFund 2035	STZDX	81634T670
	TargETFund 2045	STQDX	81634T746

Class R	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SCFRX	816326607
	Seligman Common Stock Fund	SCSRX	816332605
	Seligman Growth Fund	SGFRX	816335608
	Seligman Frontier Fund	SFFRX	816334601
	Seligman Income & Growth Fund	SIFRX	816338503
	Seligman Large-Cap Value Fund	SLVRX	816356851
	Seligman Smaller-Cap Value Fund	SSVRX	816356844
	Seligman Cash Management Fund	SMRXX	816329700
	LaSalle Monthly Div Real Estate Fund	SRERX	81633W500
	Seligman Communications & Info Fund	SCIRX	816333603
	Seligman Global Smaller Co. Fund	SGSRX	81633C652
	Seligman International Growth Fund	SIGRX	81633C637
	Seligman Global Technology Fund	SGTRX	81633C645
	Seligman Global Growth Fund	SGGRX	81633C660
	Seligman Emerging Markets Fund	SERRX	81633C678
	Seligman Core Fixed Income Fund	SIVRX	81633Q602
	U.S. Government Securities Fund	SGVRX	816336853
	High-Yield Bond Fund	SHYRX	816336861
	TargETFund Core	SHVRX	81634T787
	TargETFund 2015	STJRX	81634T852
	TargETFund 2025	STKRX	81634T605
	TargETFund 2035	STZRX	81634T654
	TargETFund 2045	STQRX	81634T720

Class I	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SCLIX	816326508
	Seligman Common Stock Fund	SCSIX	816332506
	Seligman Growth Fund	SGFIX	816335509
	Seligman Frontier Fund	SFFIX	816334502
	Seligman Income & Growth Fund	SINIX	816338602

Seligman Large-Cap Value Fund	SLVIX	816356877
Seligman Smaller-Cap Value Fund	SSVIX	816356869
Seligman Cash Management Fund	SMIXX	816329601
LaSalle Monthly Div Real Estate Fund	SREIX	81633W609
Seligman Communications & Info Fund	SCMIX	816333504
Seligman Global Smaller Co. Fund	SGSIX	81633C694
Seligman International Growth Fund	SIGIX	81633C686
Seligman Global Growth Fund	SGLIX	81633C710
Seligman Emerging Markets Fund	SERIX	81633C728
Seligman Core Fixed Income Fund	SIVIX	81633Q503
High-Yield Bond Fund	SHIIX	816336879
TargETFund Core	SHVIX	81634T795
TargETFund 2015	STJIX	81634T860
TargETFund 2025	STKIX	81634T506
TargETFund 2035	STZIX	81634T662
TargETFund 2045	STQIX	81634T738

ATTACHMENT B

Part I. Fund Description for the Voice Response System

•	The Fund Provider will provide to Merrill Lynch, or a common service provider designated by Merrill Lynch within ten (10) days of the end of each month, the Fund’s average annual return for the 1, 5, and 10 year periods ending the current month on a Net Asset Value basis.

•	The Fund Provider will provide to Merrill Lynch a description of the Fund and a statement of objective in a mutually acceptable format suitable for use in Merrill Lynch’s Voice Response System.

Part II. Proposal Information and Materials

The Fund Provider will provide to Merrill Lynch the following information and materials on an as needed basis, as requested by Merrill Lynch:

•	A supply of materials relating to the Funds (prospectuses, quarterly reports and other brochures) to include with proposal requests from prospects.

•	Specific investment performance information that may be requested in a “Request For Proposal” that cannot be obtained from the prospectus. This would include specific calculations on various performance parameters and will require an aggressive turnaround time (usually 5 business days).

•	A supply of one (1) page fund profiles (fact sheets) with current fund performance information, that the Fund Provider has had approved by the NASD for participant communications. This supply will be made available in sufficient quantities to a fulfillment center of Merrill Lynch’s choosing, by the last business day of the month following every calendar quarter-end (March, June, September, and December).

ATTACHMENT C

FEE SCHEDULE

Part I. Section Intentionally Blank

Part II. The Fund Provider or the Fund Shareholder Agent (as noted below) shall pay to Merrill Lynch for each Fund the fees as provided under Part III of this Attachment C based on the following fee elements:

1. Processing Fee (Payable by the Fund Shareholder Agent)

(i) Class “A” and “R” Class shares (excluding Funds of SeligmanHorizon ETF Portfolios, Inc.)

$16.00 annually per each position of each Fund in a Plan, which is comprised of front loaded share (class A or class R Shares).

(ii) Class “B”, Class “C” and “D” Class shares (excluding Funds of SeligmanHorizon ETF Portfolios, Inc.)

The processing fee will be $19.00 annually per each position of each Fund which is comprised of other than front loaded shares (class B or class D shares). Payment shall be made monthly based upon the number of participants of a Fund who hold shares of such Fund in a Plan for any part of the subject month.

(iii) TargETFunds of SeligmanHorizon ETF Portfolios, Inc.: Class “A”, Class “C”, Class “D” and Class “R” shares

The processing fee will be an amount equal to the product of twenty-five basis points (0.25%) and the average daily amount invested by the Plans in each Fund. Payment shall be made monthly, calculated in accordance Section 10 of this Supplemental Fund Services Agreement.

2. Service Fee (Payable by the Fund Provider)

(i) Class “A”, Class “B”, Class “C” and Class “D” Shares (including Funds of SeligmanHorizon ETF Portfolios, Inc.)

An amount equal to the product of twenty basis points (0.20%) and the average daily amount invested by the Plans in each Fund. Payment shall be made monthly, calculated in accordance with Section 10 of this Supplemental Fund Services Agreement.

(ii) ) Class “R” Shares (including Funds of SeligmanHorizon ETF Portfolios, Inc.)

An amount equal to the product of ten basis points (0.10%) and the average daily amount invested by the Plans in each Fund. Payment shall be made monthly, calculated in accordance with Section 10 of this Supplemental Fund Services Agreement

(iii) Class “I” Shares

An amount equal to the product of twenty basis points (0.20%) and the average daily amount invested by the Plans in each Fund. Payment shall be made monthly, calculated in accordance with Section 10 of this Supplemental Fund Services Agreement

3. Distribution Fee

An amount equal to the product of the appropriate Basis Point Factor set forth in the following table and the average daily amount invested by Plans that are eligible to purchase that class of shares in each Fund.

Share Class	Basis Point Factor
“D” shares	One-hundred basis points (1.00%)

“C” shares	One-hundred basis points (1.00%)

“B” shares	One-hundred basis points (1.00%)

“R” shares	Fifty basis points (0.50%)

“A” shares	Twenty-five basis points (0.25%)

“Institutional” shares	Zero (0.00%)

The Distribution Fee for shares acquired by a Plan shall be an amount equal to the product of the Basis Point Factor applicable to the Share Class purchased by the Plan (Share Class eligibility for each Plan is determined in accordance with Merrill Lynch’s established policies and procedures) and the average daily amount invested by such Plan in the Fund. Payment shall be made monthly, calculated in accordance with Section 10 of this Supplemental Fund Services Agreement.

Part III. The Fund Provider or Fund Shareholder Agent (as noted above) will pay to Merrill Lynch a monthly (prorated where appropriate) fee as follows:

1. With respect to transactions and fund positions entered into on behalf of or held by Plans subject to the arrangements described in Section 2 (a) (ML Recordkeeping Arrangements) and Section 2(b) of this Supplemental Fund Services Agreement (ML Connect Arrangements and TPA Recordkeeping Arrangements), a prorata portion of the annual Processing Fee described in Part II (1) of this Attachment C and a prorata portion of the annual Service Fee described in Part II (2) of this Attachment C, and a prorata portion of the annual Distribution Fee described in Part II(3) of this Attachment C.

2. With respect to transactions and fund positions entered into on behalf of or held by Plans subject to the arrangements described in Section 2 (c) of this Supplemental Fund Services Agreement (Investment Only Arrangements), a prorata portion of the annual Processing Fee described in Part II (1) for a single position and a prorata portion of the annual Service Fee described in Part II (2) of this Attachment C, and a prorata portion of the annual Distribution Fee described in Part II(3) of this Attachment C..

Part IV. Subject to the terms of this Agreement, the Fund Provider acknowledges that Merrill Lynch intends to implement the following policies and procedures relating to the Funds:

1.	Initial Sales Charge shall be waived.

2.	Contingent Deferred Sales Charge shall be waived.

3.	Prospectus based Redemption Fees shall be waived.

4.	Exchange Fees shall be waived.

5.	Share class eligibility and truncation shall be determined on a “plan level” basis, in accordance with Merrill Lynch’s established policies and procedures, except that purchase of Class I shares shall comply with Section 8(b).

ATTACHMENT D

Redemption Fee Methodology for Certain Defined Contribution Employee Benefit Plans

This redemption fee methodology is resident on the Merrill Lynch proprietary plan/participant recordkeeping system (plans subject to a ML Recordkept Arrangement described in Section 2(a) of the Agreement). The methodology is only available under circumstances where a defined contribution plan maintains its assets in a Merrill Lynch securities account and the records of participant directed transactions are maintained on the Merrill Lynch proprietary recordkeeping system. This methodology is not available where a plan’s assets are maintained with another financial services provider or where the underlying participant transactions are not maintained on the Merrill Lynch proprietary recordkeeping system.

At the direction of a Fund Provider, Merrill Lynch will assign a redemption fee indicator on its recordkeeping system for a designated mutual fund, with the effect that redemption fees will be assessed, collected and remitted for certain participant directed transactions in that fund Such redemption fees will be assessed on the transactions and in accordance with the methodology set forth herein. Once in place, the redemption fee will apply to participant transactions for all plans supported on the Merrill Lynch proprietary recordkeeping system, without exception.

The notification from the Fund Provider directing implementation of the redemption methodology will contain the following information and otherwise comply with procedures adopted by Merrill Lynch:

1.	Funds assessing fees

2.	Minimum holding periods (expressed in calendar days)

3.	Percentage amount of fee

The fee will be assessed as a percentage amount of the gross proceeds on shares tracked on the Merrill Lynch recordkeeping system that are redeemed prior to the specified minimum holding period. The holding period will be a number of calendar days and mutual fund shares shall be “aged” for purposes of determining whether they are subject to the redemption fee shall be made utilizing utilizing a “First In First Out” accounting method.

Transactions Subject to Redemption Fees

The Merrill Lynch recordkeeping system has the capability to assess redemption fees only with respect to certain participant directed mutual fund share transfers, subject to the limitations and exclusions set forth below. The Merrill Lynch recordkeeping system identifies certain purchases of mutual fund shares as potentially subject to a redemption fee. Shares purchased in one of those transactions are “tracked” and a record of the purchase date is maintained. When those shares are redeemed in a transaction that may be subject to the redemption fee, the system logic compares the historical record to the criteria provided by the Fund Provider to determine whether a redemption fee will be assessed.

Excluded Purchase Transactions

Shares purchased pursuant to certain transactions are not tracked on the Merrill Lynch recordkeeping system and a redemption fee will not be assessed on any subsequent redemption of those shares. The following purchase transactions are not tracked on the Merrill Lynch recordkeeping system; (i) purchases incidental to a plan merger, (ii) purchases arising out of the transfer of a participant account balance by reason of a roll-over contribution from another plan, (iii) purchases arising out of a standing investment direction applied to recurring participant and sponsor contributions, (iv) purchases arising out of a standing investment direction applied to a loan repayment, (v) purchases incidental to a rebalancing program initiated by someone other than the participant under a branded service (i.e., Goal Manager and Advice Access), , and (vi) purchases arising out of the implementation of branded service strategy initiated by someone other than the participant (i.e., Goal Manager and Advice Access). A redemption fee will not be assessed on the subsequent sale of mutual fund shares purchased through any of these transactions.

Excluded Redemption Transactions

Shares redeemed pursuant to certain transactions are not tracked on the Merrill Lynch recordkeeping system and a redemption fee will not be assessed on those transactions, without regard to the timing or circumstances of the earlier purchase of those shares. The following redemption transactions are not tracked on the Merrill Lynch recordkeeping system; (i) redemptions incidental to a plan divestiture, (ii) redemptions arising out of the transfer of a participant account balance by reason of a withdrawal from the plan or a partition of the account, (iii) redemptions incidental to funding a plan loan, and (iv) redemptions incidental to rebalancing program under a branded service where the redemption is initiated by someone other than the participant (i.e., the Goal Manager service and Advice Access).

Payment

Merrill Lynch will assess and collect redemption fees daily on behalf of the Fund and will remit the fees to the Fund Provider on a monthly basis. Redemption fees will be remitted to the Fund Provider or its designee on behalf of Merrill Lynch by its affiliate, Financial Data Services Inc.

Special Note

The Merrill Lynch recordkeeping system redemption fee methodology does not recognize differences between participant directed transactions based on either the size of the transaction or the personal circumstances of the participant. Accordingly, redemption fees will be assessed, collected and remitted to Fund Providers without regard to any deminimus exclusions or exemptions for “hardship” circumstances that might otherwise apply to participant transactions.

Example

The following is an example of the operation of the Merrill Lynch recordkeeping system redemption fee capability:

The Fund Provider directs Merrill Lynch to implement a redemption fee on XYZ International Fund. The minimum holding period is 10 days and the fee amount is 2%. A participant directs the purchase of 100 shares of XYZ International Fund on Day 1. A contribution is used to purchase 50 shares on Day 5. The participant directs the purchase of 150 more shares on Day 9. The total share holding in the fund is now 300 shares. The participant then directs that 200 shares be redeemed on Day 12. The participant will be assessed a 2% fee of the gross proceeds on 50 of the shares redeemed.

Changes

Notwithstanding any provision of this Attachment or the Agreement to the contrary, Merrill Lynch reserves the right, in its sole discretion, to modify and enhance the system capability described in this Attachment. Any such modification or enhancement will become effective following reasonable notice of the change to Fund Provider.

ATTACHMENT E

Transaction Limitation Methodology for Certain Defined Contribution Employee Benefit Plans

The methodology for limiting participant transaction frequency described herein is resident on the Merrill Lynch proprietary plan/participant recordkeeping system. This methodology is only available under circumstances where a defined contribution plan maintains its assets in a Merrill Lynch securities account and the records of participant directed transactions are maintained on the Merrill Lynch proprietary recordkeeping system. This methodology is not available where a plan’s assets are maintained with another financial services provider or where the underlying participant transactions are not maintained on the Merrill Lynch proprietary recordkeeping system.

At the direction of a Fund Provider, Merrill Lynch will assign an indicator on its recordkeeping system for a designated mutual fund that will be effective for transactions in shares of that fund for a single plan supported on the Merrill Lynch recordkeeping system, for all such plans or for a selected participant or participants in one or more of those plans. The effect of this action will be to limit (i) purchases following redemptions or (ii) purchases following redemptions and redemptions following purchases for the designated plan, plans, participant or participants, within time limitations determined by the Fund Provider.

The notification from the Fund Provider directing implementation of the transaction limitation methodology will contain the following information and otherwise comply with procedures adopted by Merrill Lynch:

1.	Funds requiring transaction limitations

2.	Transaction restriction period expressed in either calendar or business days (note detail below)

3.	Transactions subject to the restriction period

4.	Identification of plans and participants subject to the restriction

Trade Limitation Methodology

There are two trade limitation options available to Fund Providers.

Minimum Purchase and Redemption Restriction Period Trading Limitations

•	This restricted period limitation applies to both purchases and redemptions and is limited to transactions for all participants in a plan.

•	The restricted period limitation is measured in business days or calendar days.

Purchase Side Restriction Period Trading Limitations

•	Purchases are restricted for a minimum period following redemption of fund shares.

•	This restriction may be applied to all transactions for a plan or selected participants

•	The restricted period limitation is measured in business or calendar days.

Minimum Transaction Limitation Period

The transaction limitation methodology resident on the Merrill Lynch recordkeeping system will “age” fund share holdings for purposes of trade limitations measured form the date of purchase but does not “age” shares for purposes of trade limitations measured from the date of redemption. Accordingly, where a fund has elected to prevent purchases within a restricted period following a redemption, the restriction will operate to prevent any purchase of those shares within the restricted period. Conversely, where the restriction is applied in the context of a purchase of shares, those shares (and only those shares) must be held for the minimum holding period.

Example #1:

A participant holds 1,000 shares of XYZ International Fund on day 1 and has held such shares for over three months. The Fund Provider implements a plan level Purchase Side Restriction Period Trading Limitation restriction of fourteen calendar days. Participant elects to sell 500 hundred shares of XYZ fund on calendar day 2. If the participant elects to purchase any shares of this fund on day 5 the restriction would be enforced to prevent a purchase until calendar day 15.

Example #2:

A participant holds 1,000 shares of XYZ International Fund on day 1 and has held such shares for over three months. The Fund Provider has implemented a plan level Minimum Purchase and Redemption Restriction Period Trading Limitations restriction of fourteen business days. Participant elects to sell 500 hundred shares of XYZ fund on business day 5. If the participant elects to purchase any shares of this fund on business day 5 the restriction would be enforced to prevent a purchase until business day 19.

Example #3:

A participant elects to buy 1,000 XYZ International Fund shares on business day 1. The Fund Provider has implemented a plan level Minimum Purchase and Redemption Restriction Period Trading Limitations restriction of fourteen business days. Upon buying the shares, an update is made to the Merrill Lynch recordkeeping system indicating the number of restricted shares. If the participant elects to sell 500 shares of this fund on business day 2 the restriction would be enforced as to the shares purchased on business day 1. If the participant held XYZ International Fund shares in excess of the 1,000 shares purchased on business day 1 (and held such shares in excess of the fourteen business day holding period), the redemption transaction would be processed to the extent of such prior share holdings.

Individual Participant Restrictions

The transaction limitation methodology resident on the Merrill Lynch recordkeeping system will permit the application of transaction restriction limits on individual participants, including preventing the participant from entering a purchase order for the fund shares while a participant in the plan for an indefinite period of time.

Special Note:

The capability described in this Attachment may, at the direction of a plan sponsor, be incorporated in a plan and participant transactions investment directions restricted accordingly. Under those circumstances, the restrictions are part of the governance structure of the plan and are not subject to control by the Fund Provider.

Changes

Notwithstanding any provision of this Attachment or the Agreement to the contrary, Merrill Lynch reserves the right, in its sole discretion, to modify and enhance the system capability described in this Attachment. Any such modification or enhancement will become effective following reasonable notice of the change to Fund Provider.